CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Reports First Quarter 2012 Results

New York, NY, May 10, 2012 ˗ American Realty Capital New York Recovery REIT, Inc. (“NYRR” or the “Company”) announced its operating results for the quarter ended March 31, 2012.

First Quarter 2012 and Subsequent Events Highlights

-	For the quarter ended March 31, 2012, the Company acquired a 100% occupied property, containing approximately 43,000 square feet for a base purchase price of $20.7 million at a capitalization rate of 7.8% (based on annualized net operating income on a straight line basis). On a weighted average basis, the leases in this property have a remaining lease term of 14.4 years.

-	As of March 31, 2012, the portfolio consisted of 10 properties, which are 93.8% leased, containing approximately 192,000 square feet for an aggregate base purchase price of $144.9 million at a capitalization rate of 6.9% (based on annualized net operating income on a straight line basis). On a weighted average basis, these properties have a remaining lease term of 11.0 years.

-	For the quarter ended March 31, 2012, the Company generated revenues of $2.7 million (based on generally accepted accounting principles, “GAAP”). For the quarter ended March 31, 2012, the Company generated modified funds from operations of $922,000. (See non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

-	On May 4, 2012, the Company acquired one property which is 100% leased, containing approximately 61,000 square feet for a base purchase price of $36.7 million. On a weighted average basis, this property has a remaining lease term of 9.5 years and was purchased at a capitalization rate of 6.4% (based on annualized net operating income on a straight line basis).

	December 31,	May 4,
	2011	2012
Number of Properties	9	11
Base purchase price	$124,177	$181,604
Square feet	148,933	253,025
Occupancy	91.0%	97.6%
Remaining lease term (in years)	10.7	10.5

DISTRIBUTIONS

The following table shows the sources for the payment of distributions to common stockholders for the three months ended March 31, 2012:

(In thousands)	Amount	Percentage of Distributions
Distributions:
Distribution paid in cash	$523
Distributions reinvested	467
Total distributions	$990
Source of distributions:
Cash flows provided by operations (1)	$523	52.8%
Common stock issued under the DRIP / offering proceeds	467	47.2%
Proceeds from issuance of common stock	—	—%
Total sources of distributions	$990	100.0%
Cash flows provided by operations (GAAP basis) (1)	$992
Net loss attributable to stockholders (in accordance with GAAP)	$(617)

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(1)	Cash flows provided by operations was $0.9 million for the three months ended March 31, 2012, which includes $0.5 million of acquisition and transaction related expenses.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through March 31, 2012.

(In thousands)	For the Period from October 6, 2009 (date of inception) to March 31, 2012
Distributions paid:
Preferred stockholders	$2,158
Common stockholders in cash	1,074
Common stockholders pursuant to DRIP / offering proceeds	886
Total distributions paid	$4,118

Reconciliation of net loss:
Revenues	$12,637
Acquisition and transaction related expenses	(3,525)
Depreciation and amortization	(6,508)
Other operating expenses	(2,303)
Other non-operating expenses	(6,033)
Net income attributable to non-controlling interests	(69)
Net loss (in accordance with GAAP) (1)	$(5,801)

__________________________________

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED SUMMARY BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS	(Unaudited)
Total real estate investments, at cost	$146,422	$125,626
Less accumulated depreciation and amortization	(5,594)	(4,175)
Total real estate investments, net	140,828	121,451
Cash and cash equivalents	6,423	10,222
Restricted cash	445	179
Due from affiliate, net	5,399	358
Prepaid expenses and other assets	2,465	1,856
Deferred costs, net	3,517	2,898
Total assets	$159,077	$136,964
LIABILITIES AND EQUITY
Mortgage notes payable	$75,143	$75,250
Notes payable	5,933	5,933
Below-market lease liabilities, net	1,506	1,579
Derivative, at fair value	203	204
Accounts payable and accrued expenses	3,043	2,293
Deferred rent and other liabilities	370	227
Distributions payable	435	287
Total liabilities	86,633	85,773
Common stock	88	67
Additional paid-in capital	70,975	47,786
Accumulated other comprehensive loss	(199)	(201)
Accumulated deficit	(10,354)	(8,597)
Total stockholders’ equity	60,510	39,055
Non-controlling interests	11,934	12,136
Total equity	72,444	51,191
Total liabilities and equity	$159,077	$136,964

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Rental income	$2,549	$1,550
Operating expense reimbursements	176	140
Total revenues	2,725	1,690
Operating expenses:
Property operating	317	402
Acquisition and transaction related	515	—
General and administrative	11	38
Depreciation and amortization	1,425	883
Total operating expenses	2,268	1,323
Operating income	457	367
Other income (expenses):
Interest expense	(1,051)	(660)
Loss on derivative instrument	(1)	—
Total other expenses	(1,052)	(660)
Net loss	(595)	(293)
Net income attributable to non-controlling interests	(24)	(48)
Net loss attributable to stockholders	$(619)	$(341)

Other comprehensive income:
Designated derivative, fair value adjustment	2	—
Comprehensive loss	$(617)	$(341)

Basic and diluted weighted average common shares outstanding	7,490,591	543,324
Basic and diluted net loss per share attributable to stockholders	$(0.08)	$(1.27)

American Realty Capital New York Recovery REIT, Inc.

Non-GAAP Measures – Funds from Operations and Modified Funds from Operations

For the Three Months Ended March 31, 2012

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States of America ("GAAP").

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or as is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering (the “Prospectus”), we will use the proceeds raised in the offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within three to five years of the completion of the offering. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to non-controlling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allows us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the applicable periods during the three months ended March 31, 2012. The table reflects MFFO in the IPA recommended format and MFFO without the straight-line rent adjustment which measure management also uses as a performance measure. Items are presented net of non-controlling interest portions where applicable.

(In thousands)	Three Months Ended March 31, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(619)
Depreciation and amortization	1,425
FFO	806
Acquisition fees and expenses (1)	515
Amortization of above or below market leases (2)	(66)
Mark to market adjustments (3)	1
MFFO	1,256
Straight-line rent (4)	(334)
MFFO - IPA recommended format	$922

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(1)	The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Such fees and expenses are paid in cash, and therefore such funds will not be available to distribute to investors. Such fees and expenses negatively impact our operating performance during the period in which properties are being acquired. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our IPO, and therefore such fees will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)	Management believes that adjusting for mark-to-market adjustments is appropriate because they may not be reflective of ongoing operations and reflect unrealized impacts on value based only on then-current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. Mark-to-market adjustments are made for items such as ineffective derivative instruments, certain marketable securities and any other items that GAAP requires we make a mark-to-market adjustment for. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly or annual basis in accordance with GAAP.

(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City. The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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